Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated May 24, 2018, with respect to the financial statements of OFI Carlyle Private Credit Fund as of May 8, 2018 and for the period from May 7, 2018 (Date of Inception) to May 8, 2018 in Post-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-222106) and related Prospectus and Statement of Additional Information of OFI Carlyle Private Credit Fund for the registration of $1,000,000,000 of its common shares.

/s/ Ernst & Young LLP

New York, NY

August 15, 2018